Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee(3)
Units consisting of:
(i) One share of common stock, $0.0001 par value
(ii)Warrants to purchase shares of common stock(4)
Shares of common stock issuable upon exercise of warrants

TOTAL REGISTRATION FEE	$	$

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock of the registrant, $0.0001 par value per share, registered hereby also include an indeterminate number of additional shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act. Includes the offering price of shares and/or warrants included in the units that the underwriter has the option to purchase to cover over-allotments, if any.
(3)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(4)	In accordance with Rule 457(g) under the Securities Act, because the shares of common stock of the Registrant underlying the warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.